Exhibit 99.1

NEWS RELEASE

	Contacts:	James E. Braun, CFO
Newpark Resources, Inc.
281-362-6800

FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner
Dennard Rupp Gray & Easterly, LLC
ksdennard@drg-e.com
713-529-6600
NEWPARK RESOURCES REPORTS FIRST QUARTER 2008 RESULTS
Company reports income from continuing operations of $0.10 per diluted share
THE WOODLANDS, TX — May 1, 2008 — Newpark Resources, Inc. (NYSE: NR) today announced results for its first quarter ended March 31, 2008. Total revenues were $178.5 million for the first quarter of 2008 compared to $149.3 million for the first quarter of 2007. Income from continuing operations was $8.7 million, or $0.10 per diluted share, compared to $5.8 million, or $0.06 per diluted share, in the first quarter of 2007. Net income was $11.4 million, or $0.13 per diluted share, compared to $7.2 million, or $0.08 per diluted share, in the first quarter of 2007.
Paul Howes, President and Chief Executive Officer of Newpark, stated, “We are pleased to report continued improvement in our Fluids Systems and Engineering segment, which accounts for over 80% of the Company’s revenue. This segment experienced solid revenue growth of 25% in a year-over-year comparison and 15% sequentially from the fourth quarter of 2007. However, we are experiencing continued softness in our Mats and Integrated Services business, primarily in the Gulf Coast region where the declining rig count in southern Louisiana has impacted demand and pricing.
“I am very pleased to announce that we have signed a multi-year contract with a super major to provide drilling fluids and related services for the deepwater market in Brazil. With this new contract, we are investing in a new fluids plant and supporting infrastructure in Brazil, which we believe will position us for growth in one of the fastest developing deepwater markets in the world,” added Howes. “Additionally, we began repurchasing our shares during the quarter, and have continued to do so in April,” concluded Howes.

SEGMENT RESULTS
The Fluids Systems and Engineering segment generated revenues of $157.2 million and a 13.4% operating margin in the first quarter of 2008 compared to revenues of $125.3 million and a 13.3% operating margin during the first quarter of 2007. First quarter 2008 revenues were driven by strong growth in both the North American and Mediterranean regions. North American revenues increased 17% over the first quarter of 2007 and included solid revenue gains from both the U.S. and Canadian markets, while Mediterranean region revenues increased 87%, compared to the first quarter of 2007.
The Mats and Integrated Services segment generated revenues of $21.3 million and a 0.2% operating margin in the first quarter of 2008 compared to revenues of $24.0 million and a 19.2% operating margin in the first quarter of 2007. The 2008 first quarter decline in this segment’s operating margin is primarily attributable to continued weakness in the South Louisiana land rig count, resulting in reduced demand along with pricing pressure for mat rentals and related services. In addition, the first quarter 2008 results include pre-tax charges of $1.2 million related primarily to inventory and receivable write downs, as well as severance costs associated with restructuring activities within the segment.
SHARE REPURCHASE PROGRAM UPDATE
In February 2008, Newpark’s Board of Directors approved a stock repurchase program, authorizing the Company to purchase up to $25 million of outstanding shares of Newpark common stock. As part of this stock repurchase program, the Company established a repurchase program under Rule 10b5-1 of the Securities Exchange Act of 1934 during the first quarter and repurchased 784,000 outstanding shares for an aggregate price of $3.8 million, at an average per share price of $4.80.

CONFERENCE CALL
In conjunction with this release, Newpark has scheduled a conference call, which will be broadcast live over the Internet, on Friday, May 2, 2008 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial (303) 262-2130 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through May 9, 2008 and may be accessed by dialing (303) 590-3000 and using pass code 11111119#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the timing and completion of the proposed sale of the environmental business, Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2007, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, Newpark’s successful completion of the proposed sale of the environmental business, the investigation of the certain accounting matters by the Securities and Exchange Commission; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

(Unaudited)	Three Months Ended March 31,
(In thousands, except per share data)	2008	2007

Revenues	$178,467	$149,264

Cost of revenues	157,309	128,034

	21,158	21,230

General and administrative expenses	4,781	8,155

Operating income	16,377	13,075

Foreign currency exchange loss	296	109
Interest expense, net	3,227	4,420

Income from continuing operations before income taxes	12,854	8,546
Provision for income taxes	4,177	2,777

Income from continuing operations	8,677	5,769
Income from discontinued operations, net of tax	2,674	1,465

Net income	$11,351	$7,234

Basic weighted average common shares outstanding	90,099	89,829
Diluted weighted average common shares outstanding	90,332	90,248

Income per common share (basic and diluted):
Income from continuing operations	$0.10	$0.06
Income from discontinued operations	0.03	0.02

Net income per common share	$0.13	$0.08

Newpark Resources, Inc.
Operating Segment Results

(Unaudited)	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2008	2007	2007

Segment revenues
Fluids systems and engineering	$157,216	$136,267	$125,298
Mats and integrated services	21,251	23,473	23,966

Total segment revenues	$178,467	$159,740	$149,264

Segment operating income
Fluids systems and engineering	$21,107	$17,645	$16,630
Mats and integrated services	51	1,342	4,600

Total segment operating income	$21,158	$18,987	$21,230

Segment operating margin
Fluids systems and engineering	13.4%	12.9%	13.3%
Mats and integrated services	0.2%	5.7%	19.2%

Total segment operating margin	11.9%	11.9%	14.2%

Newpark Resources, Inc.
Consolidated Balance Sheets

	March 31,	December 31,
(In thousands, except share data)	2008	2007
	(unaudited)
ASSETS
Cash and cash equivalents	$8,200	$5,741
Receivables, net	168,069	141,949
Inventories	133,247	120,202
Deferred tax asset	36,227	28,439
Prepaid expenses and other current assets	11,402	12,131
Assets of discontinued operations	85,744	86,628

Total current assets	442,889	395,090

Property, plant and equipment, net	159,551	159,094
Goodwill	63,283	62,616
Deferred tax asset, net	395	408
Other intangible assets, net	17,558	18,474
Other assets	5,958	6,097

Total assets	$689,634	$641,779

LIABILITIES AND STOCKHOLDERS’ EQUITY
Foreign bank lines of credit	$10,429	$7,297
Current maturities of long-term debt	11,399	11,565
Accounts payable	64,081	62,505
Accrued liabilities	27,449	20,367
Liabilities of discontinued operations	8,458	10,456

Total current liabilities	121,816	112,190

Long-term debt, less current portion	178,190	158,616
Deferred tax liability	18,313	5,923
Other noncurrent liabilities	2,524	4,386

Total liabilities	320,843	281,115

Common stock, $0.01 par value, 100,000,000 shares authorized 90,623,560 and 90,215,175 shares issued, respectively	906	902
Paid-in capital	451,685	450,319
Accumulated other comprehensive income	13,210	13,988
Retained deficit	(93,194)	(104,545)
Less treasury stock, at cost; 795,000 shares	(3,816)	—

Total stockholders’ equity	368,791	360,664

Total liabilities and stockholders’ equity	$689,634	$641,779

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

(Unaudited)	Three Months Ended March 31,
(In thousands)	2008	2007
Cash flows from operating activities:
Net income	$11,351	$7,234
Adjustments to reconcile net income to net cash provided by operations:
Net income from discontinued operations	(2,674)	(1,465)
Depreciation and amortization	5,892	4,912
Stock-based compensation expense	1,656	682
Provision for deferred income taxes	5,618	3,341
Provision for doubtful accounts	660	18
Gain on sale of assets	(16)	(33)
Change in assets and liabilities:
Increase in receivables	(24,755)	(6,861)
(Increase) decrease in inventories	(11,396)	6,251
Decrease in other assets	1,830	1,295
Increase (decrease) in accounts payable	178	(4,562)
Increase (decrease) in accrued liabilities and other	1,885	(5,671)

Net operating activities of continuing operations	(9,771)	5,141
Net operating activities of discontinued operations	1,693	5,162

Net cash (used in) provided by operating activities	(8,078)	10,303

Cash flows from investing activities:
Capital expenditures	(5,728)	(3,399)
Proceeds from sale of property, plant and equipment	16	457

Net investing activities of continuing operations	(5,712)	(2,942)
Net investing activities of discontinued operations	(81)	(2,001)

Net cash used in investing activities	(5,793)	(4,943)

Cash flows from financing activities:
Net borrowings (payments) on lines of credit	22,401	(12,310)
Principal payments on notes payable and long-term debt	(592)	(6,491)
Proceeds from exercise of stock options and ESPP	—	970
Purchase of treasury stock	(3,197)	—

Net financing activities of continuing operations	18,612	(17,831)
Net financing activities of discontinued operations	(52)	402

Net cash provided by (used in) financing activities	18,560	(17,429)

Effect of exchange rate changes	(2,230)	88

Net (decrease) increase in cash and cash equivalents	2,459	(11,981)

Cash and cash equivalents at beginning of year	5,741	12,736

Cash and cash equivalents at end of year	$8,200	$755

Cash paid for:
Income taxes (net of refunds)	$854	$1,130
Interest	$3,081	$4,463